EXHIBIT 10.3

Multiple Line Quota Share
Reinsurance Contract
Effective: June 1, 2008

issued to

Universal Property and Casualty Insurance Company
Fort Lauderdale, Florida

Table of Contents

Article		Page
I	Classes of Business Reinsured	1
II	Term	1
III	Special Termination	3
IV	Definitions	4
V	Territory (BRMA 51A)	5
VI	Exclusions	5
VII	Coverage	9
VIII	Loss in Excess of Policy Limits/ECO	10
IX	Other Reinsurance and FHCF Coverage	11
X	Accounting Basis	12
XI	Reinsurance Premium	12
XII	Commission	12
XIII	Contingent Commission	12
XIV	Reports and Remittances	13
XV	Loss Settlements	13
XVI	Salvage and Subrogation	14
XVII	Errors and Omissions (BRMA 14F)	14
XVIII	Offset (BRMA 36C)	14
XIX	Currency (BRMA 12A)	14
XX	Taxes (BRMA 50B)	15
XXI	Federal Excise Tax (BRMA 17D)	15
XXII	Unauthorized Reinsurance	15
XXIII	Original Conditions	17
XXIV	Third Party Rights (BRMA 52C)	17
XXV	Severability (BRMA 72A)	17
XXVI	Governing Law (BRMA 71A)	17
XXVII	Access to Records (BRMA 1E)	17
XXVIII	Confidentiality (BRMA 69D)	17
XXIX	Insolvency	18
XXX	Arbitration (BRMA 6J)	18
XXXI	Service of Suit (BRMA 49C)	19
XXXII	Mode of Execution	20
XXXIII	Intermediary (BRMA 23A)	20

Multiple Line Quota Share
Reinsurance Contract
Effective: June 1, 2008

issued to

Universal Property and Casualty Insurance Company
Fort Lauderdale, Florida
(hereinafter referred to as the “Company”)

by

The Subscribing Reinsurer(s) Executing the
Interests and Liabilities Agreement(s)
Attached Hereto
(hereinafter referred to as the “Reinsurer”)

Article I - Classes of Business Reinsured
A.

By this Contract the Reinsurer agrees to reinsure the Net Liability of the Company under its Policies in force at the effective time and date hereof or issued or renewed at or after that time and date, and underwritten and classified by the Company as Allied Lines, Extended Coverage, Dwelling Fire, Homeowners Multiple Peril, Condominium Contents, Inland Marine, and Personal Liability when written in conjunction with Dwelling Coverage, but not to include business classified by the Company as ex-wind.

B.

The liability of the Reinsurer with respect to each cession hereunder shall commence obligatorily and simultaneously with that of the Company, subject to the terms, conditions and limitations hereinafter set forth.

Article II - Term
A.

This Contract shall become effective at 12:01 a.m., Eastern Daylight Time, June 1, 2008, with respect to losses arising out of Loss Occurrences commencing at or after that time and date, and shall continue in force thereafter until terminated.

B.

This Contract may be terminated by either party at 12:01 a.m., Eastern Daylight Time, on June 1, 2009, or at 12:01 a.m., Eastern Daylight Time, on any June 1 thereafter by giving to the other party not less than 90 days prior notice by certified mail.

C.

If this Contract is terminated or if a Contract Year concludes while a Loss Occurrence covered hereunder is in progress, the Reinsurer’s liability hereunder shall, subject to the other terms and conditions of this Contract, be determined as if the entire Loss Occurrence had occurred prior to the termination of this Contract or prior to the conclusion of the Contract Year, provided that no part of such Loss Occurrence is claimed against any renewal or replacement of this Contract.

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D.

Upon termination of this Contract, the Company shall reassume the ceded unearned premium (less any ceding commission thereon) in force at the effective time and date of termination, whereby the Reinsurer shall have no liability for losses occurring subsequent to the effective time and date of termination of this Contract.

E.

Notwithstanding paragraph D above, at termination of this Contract, upon mutual agreement by the parties hereto, the Reinsurer shall remain liable for all Policies covered by this Contract that are in force at the effective time and date of termination, until the termination, expiration or renewal of such Policies, whichever occurs first, but not to extend beyond 12 months after the effective time and date of termination.

F.

If this Contract is terminated at 12:01 a.m., Eastern Daylight Time, June 1, 2009, and does not expire in accordance with paragraph E above, the Company shall have the option, upon 10 days written notice prior to the effective time and date of termination of this Contract, to purchase $120,000,000 of catastrophe limits from the Reinsurer for losses arising under Policies that remain in force, for losses that occur during the 12-month period commencing 12:01 a.m., Eastern Daylight Time, June 1, 2009. The catastrophe limit available to the Company shall be the lesser of $120,000,000 or the 100-year PML, including storm surge and loss amplification, using AIR 9.5 Detailed Loss Model and the AIR historical windstorm event set, calculated as of 12:01 a.m., Eastern Daylight Time, June 1, 2009, less recoveries from the Florida Hurricane Catastrophe Fund (hereinafter the “FHCF”) as established for Policies in effect at June 1, 2009 (hereinafter the “Additional Property Catastrophe Limit”). In the event the FHCF has not established the structure for the 2009/2010 contract year, the catastrophe limit calculation shall be recalculated once the FHCF 2009/2010 contract year structure has been determined. The purchase price for the Additional Property Catastrophe Limit shall be at the Reinsurer’s price, but in no event greater than a 34.5% rate-on-line. The attachment point of the Additional Property Catastrophe Limit shall be the lesser of $30,000,000 or 25.0% of the Additional Property Catastrophe Limit, subject to a minimum attachment point of $15,000,000.

G.

Any loss payments under paragraph F above shall reduce the limit of coverage afforded by the amounts paid, but the limit of coverage shall be reinstated from the time of the occurrence of the loss, and for each amount so reinstated, the Company agrees to pay an additional premium calculated at pro rata of the Reinsurer’s premium for the Additional Property Catastrophe Limit, being pro rata only as to the fraction of the Additional Property Catastrophe Limit so reinstated. Nevertheless, the Reinsurer’s liability hereunder shall not exceed the Additional Property Catastrophe Limit, in respect of any one Loss Occurrence, and shall not exceed two times the Additional Property Catastrophe Limit in respect of all Loss Occurrences during the 12-month period commencing 12:01 a.m., Eastern Daylight Time, June 1, 2009.

H.	All other terms and conditions applicable to the purchase by the Company of said Additional Property Catastrophe Limit(s) shall be subject to mutual agreement between the Company and the Reinsurer.

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Article III - Special Termination
A.

Notwithstanding the provisions of the Term Article, the Company may terminate a subscribing reinsurer’s percentage share in this Contract at any time by giving prior written notice to the subscribing reinsurer in the event any of the following circumstances occur:

1.

The subscribing reinsurer’s policyholders’ surplus (or its equivalent under the subscribing reinsurer’s accounting system) at the beginning of any Contract Year has been reduced by more than 20.0% of the amount of surplus (or the applicable equivalent) 12 months prior to that date; or

2.

The subscribing reinsurer’s policyholders’ surplus (or its equivalent under the subscribing reinsurer’s accounting system) at any time during the Contract Year has been reduced by more than 20.0% of the amount of surplus (or the applicable equivalent) at the date of the subscribing reinsurer’s most recent financial statement filed with regulatory authorities and available to the public as of the Contract Year; or

	3.	The subscribing reinsurer’s A.M. Best’s rating has been assigned or downgraded below A- and/or Standard and Poor’s rating has been assigned or downgraded below BBB+; or
	4.	The subscribing reinsurer has become merged with, acquired by or controlled by any other entity or individual(s) not controlling the subscribing reinsurer’s operations previously; or
	5.	A State Insurance Department or other legal authority has ordered the subscribing reinsurer to cease writing business; or
6.

The subscribing reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary) or proceedings have been instituted against the subscribing reinsurer for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

	7.	The subscribing reinsurer has reinsured its entire liability under this Contract without the Company’s prior written consent; or
	8.	The subscribing reinsurer has ceased assuming new or renewal property or casualty treaty reinsurance business.
B.

In the event of such termination, the liability of the subscribing reinsurer shall be terminated in accordance with the termination provisions of the Term Article except that the prior written notice given the subscribing reinsurer in paragraph A above will apply as regards notice of termination. Notwithstanding the termination provisions of the Term Article, the Company shall have the right, by giving the subscribing reinsurer prior notice in writing via certified mail, to relieve the subscribing reinsurer of liability for losses occurring subsequent to the date of termination, and, as a result, the subscribing reinsurer shall return the unearned portion, if any, of any reinsurance premium paid hereunder.

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Article IV – Definitions
A.	Contract Quarter

“Contract Quarter” as used herein shall mean the period from 12:01 a.m., Eastern Daylight Time, June 1, 2008, to 12:01 a.m., Eastern Daylight Time, September 1, 2008, and each respective three-month period (or portion thereof) thereafter.

B.	Contract Year

“Contract Year” as used herein shall mean the period from 12:01 a.m., Eastern Daylight Time, June 1, 2008, to 12:01 a.m., Eastern Daylight Time, June 1, 2009, and each respective 12-month period (or portion thereof) thereafter that this Contract continues in force. However, if this Contract is terminated, the final Contract Year shall be from the beginning of the then current Contract Year through the date of termination if this Contract is terminated on a “cutoff” basis, or the end of the runoff period if this Contract is terminated on a “runoff” basis.

C.	Declaratory Judgment Expense

“Declaratory Judgment Expense” as used herein shall mean all expenses incurred by the Company in connection with a declaratory judgment action brought to determine the Company’s defense and/or indemnification obligations that are allocable to a specific claim subject to this Contract. Declaratory Judgment Expense shall be deemed to have been incurred on the date of the original loss (if any) giving rise to the declaratory judgment action.

D.	Gross Net Premiums Earned
“Gross Net Premiums Earned” as used herein is defined as Gross Premiums Earned, less premiums paid for inuring reinsurance identified in the Other Reinsurance and FHCF Coverage Article.
E.	Gross Net Written Premium
“Gross Net Written Premium” as used herein is defined as Gross Written Premium, less premiums paid for inuring reinsurance identified in the Other Reinsurance and FHCF Coverage Article.
F.	Gross Premiums Earned

“Gross Premiums Earned” as used herein is defined as ceded unearned premium at the inception of the Contract Year, plus ceded Gross Written Premium during the Contract Year, less ceded unearned premium at the end of the Contract Year.

G.	Gross Written Premium

“Gross Written Premium” as used herein is defined as gross premium written by the Company for the classes of business reinsured hereunder, less cancellations and return premiums, less managing general agent’s fees retained by any general agent of the Company.

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H.		Loss Adjustment Expense
1.

“Loss Adjustment Expense,” regardless of how such expenses are classified for statutory reporting purposes, shall mean all costs and expenses allocable to a specific claim that are incurred by the Company in the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of a specific claim, including court costs and costs of supersedeas and appeal bonds, and including a) pre-judgment interest, unless included as part of the award or judgment; b) post-judgment interest; c) legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto, including Declaratory Judgment Expense; d) expenses and a pro rata share of salaries of the Company field employees, and expenses of other Company employees who have been temporarily diverted from their normal and customary duties and assigned to the field adjustment of losses covered by this Contract; and e) advertising or other extraordinary communication expenses incurred as a result of a covered Loss Occurrence.

2.

Loss Adjustment Expense as defined in subparagraph 1 above does not include unallocated loss adjustment expense. Unallocated loss adjustment expense includes, but is not limited to, salaries and expenses of employees, other than in (d) above, and office and other overhead expenses, other than in (e) above.

I.	Losses Incurred

“Losses Incurred” as used herein shall mean ceded losses and Loss Adjustment Expense paid as of the effective date of calculation, plus the ceded reserves for losses and Loss Adjustment Expense outstanding as of the same date, all as respects losses arising out of Loss Occurrences commencing during the Contract Year under consideration, plus an amount representing incurred but not reported losses to be determined by the Company.

J.	Loss Occurrence
	1.	Property business:
a.

“Loss Occurrence” shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one “Loss Occurrence ” shall be limited to all individual losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event, except that the term “Loss Occurrence” shall be further defined as follows:

i.

As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of 72 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.

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ii.

As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of 72 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 72 consecutive hours may be extended in respect of individual losses which occur beyond such 72 consecutive hours during the continued occupation of an assured’s premises by strikers, provided such occupation commenced during the aforesaid period.

iii.

As regards earthquake (the epicentre of which need not necessarily be within the territorial confines referred to in the opening subparagraph of this definition) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 consecutive hours may be included in the Company’s “Loss Occurrence.”

iv.

As regards “freeze,” only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting frozen pipes and tanks and melting snow) may be included in the Company’s “Loss Occurrence.”

b.

Except for those “Loss Occurrences” referred to in i and ii of subparagraph a above, the Company may choose the date and time when any such period of consecutive hours commences, provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss, and provided that only one such period of 168 consecutive hours shall apply with respect to one event.

c.

However, as respects those “Loss Occurrences” referred to in i and ii of subparagraph a above, if the disaster, accident or loss occasioned by the event is of greater duration than 72 consecutive hours, then the Company may divide that disaster, accident or loss into two or more “Loss Occurrences,” provided that no two periods overlap and no individual loss is included in more than one such period, and provided that no period commences earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss.

d.

It is understood that losses arising from a combination of two or more perils as a result of the same event shall be considered as having arisen from one “Loss Occurrence.” Notwithstanding the foregoing, the hourly limitations as stated in the subparagraphs above shall not be exceeded as respects the applicable perils and no single “Loss Occurrence” shall encompass a time period greater than 168 consecutive hours.

2.	Liability business:
The term “Loss Occurrence” shall mean an accident or occurrence or a series of accidents or occurrences arising out of or caused by one event.

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K.	Net Liability

“Net Liability” as used herein shall mean the Company’s gross liability remaining after cessions, if any, to other reinsurance which inures to the benefit of this Contract. Notwithstanding the foregoing, the Reinsurer’s Net Liability shall not be increased by the Company’s inability to collect from any reinsurance set forth in the Other Reinsurance and FHCF Coverage Article.

L.	Policy
“Policy” or “Policies” as used herein shall mean the Company’s binders, policies and contracts providing insurance on the classes of business covered under this Contract.
Article V - Territory (BRMA 51A)
The territorial limits of this Contract shall be identical with those of the Company’s Policies.
Article VI - Exclusions
A.	This Contract does not apply to and specifically excludes the following:
	1.	All reinsurance assumed by the Company, except agency reinsurance.
	2.	Cargo.
	3.	Difference in Conditions insurances and similar kinds of insurances, when written as such.
	4.	Mortgage Impairment insurances and other similar kinds of insurances, regardless of how styled.
	5.	Wrongful conversion, embezzlement or secretion.
	6.	Financial guarantee and insolvency.
	7.	Third party liability business written by the Company on a co-indemnity basis where the Company is not the controlling carrier.
	8.	Third party liability business written to apply in excess of a deductible of more than $10,000, and third party liability business issued to apply specifically in excess over underlying insurance.
	9.	Ocean Marine (including Protection and Indemnity), Accident and Health, Title, Surety and Credit business.
	10.	Flood and/or earthquake when written as such.
	11.	Automobile Liability and Physical Damage business.

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12.	General Liability and Workers’ Compensation.
13.	Umbrella Liability business.
14.

Nuclear Incident as defined in the “Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance - U.S.A.” and the “Nuclear Incident Exclusion Clause - Liability - Reinsurance - U.S.A.” attached hereto.

15.

Loss or damage caused by or resulting from war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority, but this exclusion shall not apply to loss or damage covered under a standard Policy with a standard War Exclusion Clause.

16.	Loss or liability excluded under the provisions of the “Pools, Associations and Syndicates Exclusion Clause” attached hereto.
17.

All liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

18.	Pollution and seepage coverages excluded under the provisions of the “Pollution and Seepage Exclusion Clause” attached hereto.
19.

Risks, other than offices, hotels, apartments, hospitals, education establishments, public utilities (except railroad schedules) and builders risks on the above classes where, at the time of cession, the Total Insured Value over all interests exceeds $250,000,000.

This exclusion does not apply to Contingent Business Interruption, to interests traditionally underwritten as Inland Marine or to Stock and/or Contents written on a blanket basis except where the Company is aware that the Total Insured Value of $250,000,000 is already exceeded for buildings, machinery, equipment and direct use and occupancy at the key location.

Notwithstanding anything contained herein to the contrary, it is the mutual intention of the parties in respect of bridges and tunnels to exclude such risks where the Total Insured Value over all interests exceeds $250,000,000.

20.	Losses in respect of overhead transmission and distribution lines and their supporting structures other than those on or within 150 meters (or 500 feet) of the insured premises.

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It is understood and agreed that public utilities extension and/or suppliers extension and/or contingent business interruption coverages are not subject to this exclusion, provided that these are not part of a transmitters’ or distributors’ Policy.

	21.	Loss, damage, cost or expense arising out of or resulting from any act of terrorism involving the use of any biological, chemical or nuclear agent, material, device or weapon.

An “act of terrorism” includes any act, or preparation in respect of action, or threat of action designed to influence the government de jure or de facto of any nation or any political division thereof, or in pursuit of political, religious, ideological or similar purposes to intimidate the public or a section of the public of any nation by any person or group(s) of persons whether acting alone or on behalf of or in connection with any organization(s) or government(s) de jure or de facto, and which:

		a.	Involves violence against one or more persons; or
		b.	Involves damage to property; or
		c.	Endangers life other than that of the person committing the action; or
		d.	Creates a risk to health or safety of the public or a section of the public; or
		e.	Is designed to interfere with or to disrupt an electronic system.

This definition shall also include loss, damage, cost or expense directly or indirectly caused by, contributed to by, resulting from or arising out of or in connection with any action in controlling, preventing, suppressing, retaliating against or responding to any act of terrorism.

B.

If the Company is bound, without the knowledge and contrary to the instructions of the Company’s supervisory underwriting personnel, on any business falling within the scope of one or more of the exclusions set forth above, the exclusion shall be suspended with respect to such business until 30 days after an underwriting supervisor of the Company acquires knowledge thereof, with the exception of exclusions 15, 16, 18 and 21 of paragraph A above.

Article VII – Coverage
A.	As respects business subject to this Contract, the Company shall cede to the Reinsurer and the Reinsurer agrees to accept 100% of the Company’s Net Liability.
B.

The liability of the Reinsurer for loss arising out of any one Loss Occurrence shall be 55.0% of Gross Premiums Earned, not to exceed $150,000,000. Further, the aggregate liability of the Reinsurer shall not exceed 164% of Gross Premiums Earned, not to exceed $450,000,000 as respects any one Contract Year for loss arising out of events that have been assigned a PCS catastrophe serial number by the Property Claims Services (PCS) office. The provisional Loss Occurrence limit shall be $150,000,000 and the provisional aggregate limit shall be $450,000,000 until the Gross Premiums Earned for the Contract Year have been determined. For the purposes of this paragraph B only, if this Contract is

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terminated on a “runoff” basis, the period from the effective date of termination through the end of the runoff period shall be considered a separate Contract Year.
C.

The Reinsurer shall be liable for its proportionate share of any catastrophe reinstatement premium incurred by the Company in addition to the Reinsurer’s liability listed in paragraph B of this Article.

D.

The Company shall purchase or be deemed to have purchased facultative reinsurance to limit its Policy limits subject to this Contract (exclusive of Loss in Excess of Policy Limits, Extra Contractual Obligations and Loss Adjustment Expense) to the following:

	1.	$300,000 as respects Homeowners Section II and Comprehensive Personal Liability;
	2.	$1,800,000 maximum property value.
E.	The Company shall retain a minimum 20.0% part of 100% share of its Net Liability ceded hereunder.
Article VIII - Loss in Excess of Policy Limits/ECO
A.

In the event the Company pays or is held liable to pay an amount of Loss in Excess of its Policy Limit, but otherwise within the terms of its Policy (hereinafter called “Loss in Excess of Policy Limits”) or any punitive, exemplary, compensatory or consequential damages, other than Loss in Excess of Policy Limits (hereinafter called “Extra Contractual Obligations”) because of alleged or actual bad faith, negligence or fraud on its part in rejecting an offer of settlement within Policy limits, or in the preparation of the defense or in the trial of an action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such an action, or in otherwise handling a claim under a Policy subject to this Contract, the Loss in Excess of Policy Limits and/or the Extra Contractual Obligations shall be added to the Company’s loss, if any, under the Policy involved, and the sum thereof shall be subject to the provisions of the Coverage Article.

B.	An Extra Contractual Obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the Policy.
C.

Notwithstanding anything stated herein, this Contract shall not apply to any Loss in Excess of Policy Limits or any Extra Contractual Obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

D.	Recoveries from any form of insurance or reinsurance which protects the Company against claims the subject matter of this Article shall inure to the benefit of this Contract.

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Article IX - Other Reinsurance and FHCF Coverage
A.

The Company shall purchase FHCF coverage at the 90.0% level and Temporary Increase in Coverage Limits at the 90.0% level, with premiums deducted and recoveries inuring to the benefit of this Contract, whether recoverable or not.

B.	The Company may purchase FHCF Recovery Shortfall Reinsurance, with premiums deducted and recoveries inuring to the benefit of this Contract.
C.

The Company shall also purchase the additional underlying limit provided by the FHCF to Limited Apportionment Companies or companies participating in the Capital Build-Up Incentive Program, with premiums deducted and recoveries inuring to the benefit of this Contract, whether recoverable or not.

D.	The Company shall also maintain in force the following, with premiums deducted (including reinstatement premium, if any) and recoveries inuring to the benefit of this Contract:
	1.	Multiple Layer Property Catastrophe Excess of Loss Reinsurance Contract:
Layer 1 - 100% of $140,000,000 excess $150,000,000 each Loss Occurrence;
Layer 2 - 100% of $134,000,000 excess $290,000,000 each Loss Occurrence;
Layer 3 - 100% of $125,000,000 excess $424,000,000 each Loss Occurrence.
	2.	Fourth Layer Property Catastrophe Excess of Loss Reinsurance Contract (effective July 1, 2008):
Layer 4 - 90.0% of $100,000,000 excess $549,000,000 each Loss Occurrence.
	3.	Multiple Line Excess of Loss Reinsurance Contract:

Coverage A - Property - 100% of $1,300,000 excess $500,000 each Risk, each Loss and $1,300,000 each Loss Occurrence, subject to an annual aggregate deductible of $1,300,000; Coverage B - Liability - 100% of $1,000,000 excess $300,000 each Loss Occurrence.

	4.	Second Layer Reinstatement Premium Protection Reinsurance Contract:

100% coverage for reinstatement premium due under the following Second Excess Layer of property catastrophe excess of loss reinsurance; $134,000,000 excess $290,000,000 each Loss Occurrence subject to one full reinstatement with obligatory additional premium calculated at 100% as to time and pro rata as to amount.

	5.	Third Layer Reinstatement Premium Protection Reinsurance Contract:

100% coverage for reinstatement premium due under the following Third Excess Layer of property catastrophe excess of loss reinsurance; $125,000,000 excess $424,000,000 each Loss Occurrence, subject to one full reinstatement with obligatory additional premium calculated at 100% as to time and pro rata as to amount.

	6.	Additional Third Event Property Catastrophe Excess of Loss Reinsurance Contract (effective July 1, 2008):

80.0% of $100,000,000 excess $150,000,000 each Loss Occurrence and for the term of this contract, with Layer 1 of the Multiple Layer Property Catastrophe Excess of Loss Reinsurance Contract inuring to this contract. For purposes of this contract, the Ultimate Net Loss (prior to the deduction of such inuring reinsurance) shall not exceed $290,000,000 any one Loss Occurrence.

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Article X - Accounting Basis

All premiums and losses under this Contract shall be reported on an “accident year” accounting basis. Unless specified otherwise herein, all premiums shall be credited to the Contract Year during which they earn, and all losses shall be charged to the Contract Year during which they occur.

Article XI - Reinsurance Premium
The Company shall cede to the Reinsurer its proportionate share of the Gross Net Written Premium on all Policies subject to this Contract.
Article XII - Commission
A.

The Reinsurer shall allow the Company a 31.0 % commission on Gross Written Premium ceded to the Reinsurer hereunder. The Company shall allow the Reinsurer return commission on return Gross Written Premium at the same rate.

B.

It is expressly agreed that the commission allowed the Company includes provision for all dividends, commissions, taxes, and all other expenses of whatever nature, except allocated Loss Adjustment Expense.

Article XIII - Contingent Commission
	A.	The Reinsurer shall pay the Company a contingent commission equal to 50.0% of the net profit, if any, accruing to the Reinsurer during each Contract Year hereunder.
B.

The Reinsurer’s net profit for each Contract Year shall be calculated in accordance with the following formula, it being understood that a positive balance equals net profit and a negative balance equals net loss:

	1.	Gross Premiums Earned for the Contract Year; less
	2.	Commission allowed the Company on Gross Premiums Earned during the Contract Year; less
	3.	Premiums paid for reinsurance identified in the Other Reinsurance and FHCF Coverage Article, including all reinstatement premiums during the Contract Year; less
	4.	Expenses incurred by the Reinsurer at 20.0% of Gross Net Premiums Earned for the Contract Year; less
	5.	Losses Incurred for the Contract Year.
C.

The Company shall calculate and report the Reinsurer’s net profit as promptly as possible after the end of each Contract Year, and as promptly as possible after the end of each 12-month period thereafter until all losses subject hereto have been finally settled. Each such calculation shall be based on cumulative transactions hereunder from the beginning of the Contract Year through the date of calculation. As respects the initial calculation referred to above, any contingent commission shown to be due the Company shall be paid by the Reinsurer within 45 days after the end of the Contract Year. As respects each recalculation, any additional contingent commission shown to be due the Company shall be

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paid by the Reinsurer within 45 days after the end of the 12-month period under consideration. Any return contingent commission shown to be due the Reinsurer shall be paid by the Company with its report.

Article XIV - Reports and Remittances
A.

Within 30 days after the inception of this Contract, the Company shall report to the Reinsurer the ceded unearned premium (less commission thereon) with respect to business in force as of the effective date of this Contract. The Company shall remit payment of this amount with the report.

B.	Within 30 days after the end of each Contract Quarter, the Company shall report to the Reinsurer:
	1.	Ceded Gross Written Premium for the Contract Quarter.
	2.	Commission on (1) above for the Contract Quarter.
	3.	Ceded premiums paid for reinsurance identified in the Other Reinsurance and FHCF Coverage Article, including all reinstatement premiums.
	4.	Ceded losses and Loss Adjustment Expense paid during the Contract Quarter (net of any recoveries during the Contract Quarter under the “cash call” provisions of the Loss Settlements Article).
	5.	Outstanding loss reserves (including reserves for IBNR loss, if any) and Loss Adjustment Expense reserves.

The positive balance of (1) less (2) less (3) less (4) for each Contract Quarter shall be remitted by the Company with its report. Any balance shown to be due the Company shall be remitted by the Reinsurer as promptly as possible after receipt and verification of the Company’s report.

C.	Annually, the Company shall furnish the Reinsurer with such information as the Reinsurer may require to complete its Annual Convention Statement.
Article XV - Loss Settlements
A.

Losses shall be reported by the Company in summary form as hereinafter provided, but the Company shall notify the Reinsurer immediately when a specific case involves unusual circumstances or large loss possibilities. Further, the Company shall notify the Reinsurer whenever a claim involves a fatality, amputation, spinal cord damage, brain damage, blindness, extensive burns or multiple fractures, or any claim arising from sexual abuse, molestation, sexual harassment or discrimination, regardless of liability. The Reinsurer shall have the right to participate, at its own expense, in the defense or control of any claim or suit or proceeding involving this reinsurance.

B.	All loss settlements made by the Company, whether under strict Policy conditions or by way of compromise, except as otherwise provided in this Contract, shall be binding upon the

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Reinsurer, and the Reinsurer agrees to pay or allow, as the case may be, its proportion of each such settlement in accordance with the Reports and Remittances Article. It is understood that the Reinsurer’s liability under this Contract shall not include any ex gratia payments made by the Company. It is agreed, however, that if the Reinsurer’s share of any loss is equal to or greater than $50,000, the Reinsurer will pay its share of said loss (i.e., cash call) as promptly as possible after receipt of reasonable evidence of the amount paid by the Company.

C.

In the event of a claim under a Policy subject hereto, the Reinsurer shall be liable for its proportionate share of Loss Adjustment Expense incurred by the Company in connection therewith. The Reinsurer shall be credited with its proportionate share of any recoveries of such expense.

Article XVI - Salvage and Subrogation

The Reinsurer shall be credited with its proportionate share of salvage or subrogation recoveries (i.e., reimbursement obtained or recovery made by the Company, less the Reinsurer’s proportionate share of Loss Adjustment Expense incurred in obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights if, in the Company’s opinion, it is economically reasonable to do so.

Article XVII - Errors and Omissions (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

Article XVIII - Offset (BRMA 36C)

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.

Article XIX - Currency (BRMA 12A)
A.	Whenever the word “Dollars” or the “$” sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.
B.	Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

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Article XX - Taxes (BRMA 50B)

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

Article XXI - Federal Excise Tax (BRMA 17D)
A.

The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

B.

In the event of any return of premium becoming due hereunder the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.

Article XXII - Unauthorized Reinsurance
(Applies only to a subscribing reinsurer who does not qualify for full credit with any insurance regulatory authority having jurisdiction over the Company’s reserves.)
A.

As regards Policies or bonds issued by the Company coming within the scope of this Contract, the Company agrees that when it shall file with the insurance regulatory authority or set up on its books reserves for unearned premium and losses covered hereunder which it shall be required by law to set up, it will forward to the subscribing reinsurer a statement showing the proportion of such reserves which is applicable to the subscribing reinsurer. The subscribing reinsurer hereby agrees to fund such reserves in respect of unearned premium, known outstanding losses that have been reported to the subscribing reinsurer and allocated Loss Adjustment Expense relating thereto, losses and allocated Loss Adjustment Expense paid by the Company but not recovered from the subscribing reinsurer, plus reserves for losses incurred but not reported, as shown in the statement prepared by the Company (hereinafter referred to as “subscribing reinsurer’s obligations”) by funds withheld, cash advances or a Letter of Credit. The subscribing reinsurer shall have the option of determining the method of funding provided it is acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves.

B.

When funding by a Letter of Credit, the subscribing reinsurer agrees to apply for and secure timely delivery to the Company of a clean, irrevocable and unconditional Letter of Credit issued by a bank and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves in an amount equal to the subscribing reinsurer’s proportion of said reserves. Such Letter of Credit shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless 30 days (60 days where required by insurance regulatory authorities) prior to any expiration date the issuing bank shall notify the

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Company by certified or registered mail that the issuing bank elects not to consider the Letter of Credit extended for any additional period.
C.

The subscribing reinsurer and Company agree that the Letters of Credit provided by the subscribing reinsurer pursuant to the provisions of this Contract may be drawn upon at any time, notwithstanding any other provision of this Contract, and be utilized by the Company or any successor, by operation of law, of the Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company for the following purposes, unless otherwise provided for in a separate Trust Agreement:

	1.	To reimburse the Company for the subscribing reinsurer’s obligations, the payment of which is due under the terms of this Contract and which has not been otherwise paid;
	2.	To make refund of any sum which is in excess of the actual amount required to pay the subscribing reinsurer’s obligations under this Contract;
3.

To fund an account with the Company for the subscribing reinsurer’s obligations. Such cash deposit shall be held in an interest bearing account separate from the Company’s other assets, and interest thereon not in excess of the prime rate shall accrue to the benefit of the subscribing reinsurer;

	4.	To pay the subscribing reinsurer’s share of any other amounts the Company claims are due under this Contract.

In the event the amount drawn by the Company on any Letter of Credit is in excess of the actual amount required for subparagraph 1 or 3, or in the case of subparagraph 4, the actual amount determined to be due, the Company shall promptly return to the subscribing reinsurer the excess amount so drawn. All of the foregoing shall be applied without diminution because of insolvency on the part of the Company or the subscribing reinsurer.

D.

The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.

E.

E.At annual intervals, or more frequently as agreed but never more frequently than quarterly, the Company shall prepare a specific statement of the subscribing reinsurer’s obligations, for the sole purpose of amending the Letter of Credit, in the following manner:

1.

If the statement shows that the subscribing reinsurer’s obligations exceed the balance of credit as of the statement date, the subscribing reinsurer shall, within 30 days after receipt of notice of such excess, secure delivery to the Company of an amendment to the Letter of Credit increasing the amount of credit by the amount of such difference.

2.

If, however, the statement shows that the subscribing reinsurer’s obligations are less than the balance of credit as of the statement date, the Company shall, within 30 days after receipt of written request from the subscribing reinsurer, release such excess credit by agreeing to secure an amendment to the Letter of Credit reducing the amount of credit available by the amount of such excess credit.

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Article XXIII - Original Conditions

All reinsurance under this Contract shall be subject to the same rates, terms, conditions, waivers and interpretations, and to the same modifications and alterations as the respective Policies of the Company. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract.

Article XXIV - Third Party Rights (BRMA 52C)

This Contract is solely between the Company and the Reinsurer, and in no instance shall any other party have any rights under this Contract except as expressly provided otherwise in the Insolvency Article.

Article XXV - Severability (BRMA 72A)
If any provision of this Contract should be invalid under applicable laws, the latter shall control but only to the extent of the conflict without affecting the remaining provisions of this Contract.
Article XXVI - Governing Law (BRMA 71A)

This Contract shall be governed as to performance, administration and interpretation by the laws of the State of Florida, exclusive of the rules with respect to conflicts of law, except as to rules with respect to credit for reinsurance in which case the applicable rules of all states shall apply.

Article XXVII - Access to Records (BRMA 1E)

The Reinsurer or its designated representatives shall have access to the books and records of the Company on matters relating to this reinsurance at all reasonable times for the purpose of obtaining information concerning this Contract or the subject matter hereof.

Article XXVIII - Confidentiality (BRMA 69D)

The Reinsurer, except with the express prior written consent of the Company, shall not directly or indirectly, communicate, disclose or divulge to any third party, any knowledge or information that may be acquired either directly or indirectly as a result of the inspection of the Company’s books, records and papers. The restrictions as outlined in this Article shall not apply to communication or disclosures that the Reinsurer is required to make to its statutory auditors, retrocessionaires, legal counsel, arbitrators involved in any arbitration procedures under this Contract or disclosures required upon subpoena or other duly-issued order of a court or other governmental agency or regulatory authority.

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Article XXIX – Insolvency

A.

In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company or to its liquidator, receiver, conservator or statutory successor, with reasonable provision for verification, on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the Policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conservation or liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

B.

Where two or more subscribing reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the Company.

C.

It is further agreed that, in the event of the insolvency of the Company, the reinsurance under this Contract shall be payable directly by the Reinsurer to the Company or its liquidator, receiver, conservator, or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the Company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such Policy obligations of the Company as direct obligations of the Reinsurer to the payee under such Policies and in substitution for the obligations of the Company to such payees.

Article XXX - Arbitration (BRMA 6J)
A.

As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd’s London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

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B.

Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C.

If more than one subscribing reinsurer is involved in the same dispute, all such subscribing reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the subscribing reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such subscribing reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the subscribing reinsurers participating under the terms of this Contract from several to joint.

D.

Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

E.

Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Contract, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the state in which the Company has its principal office.

Article XXXI - Service of Suit (BRMA 49C)

(Applicable if the subscribing reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities).

A.

It is agreed that in the event the subscribing reinsurer fails to pay any amount claimed to be due hereunder, the subscribing reinsurer, at the request of the Company, will submit to the jurisdiction of any court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the subscribing reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B.

Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the subscribing reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.

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Article XXXII - Mode of Execution

This Contract may be executed either by an original written ink signature of paper documents, by an exchange of facsimile copies showing the original written ink signature of paper documents, or by electronic signature by either party employing appropriate software technology as to satisfy the parties at the time of execution that the version of the document agreed to by each party shall always be capable of authentication and satisfy the same rules of evidence as written signatures. The use of any one or a combination of these methods of execution shall constitute a legally binding and valid signing of this Contract. This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

Article XXXIII - Intermediary (BRMA 23A)

Benfield Inc. is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, Loss Adjustment Expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through Benfield Inc. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.

In Witness Whereof, the Company by its duly authorized representative has executed this Contract as of the date undermentioned at:

Fort Lauderdale, Florida, this 30th day of May in the year 2008.

   /s/ Bradley I. Meier, President

Universal Property and Casualty Insurance Company

BENFIELD

Pools, Associations and Syndicates Exclusion Clause

Section A:

Excluding:

(a)	All business derived directly or indirectly from any Pool, Association or Syndicate which maintains its own reinsurance facilities.

(b)

Any Pool or Scheme (whether voluntary or mandatory) formed after March 1, 1968 for the purpose of insuring property whether on a country-wide basis or in respect of designated areas. This exclusion shall not apply to so-called Automobile Insurance Plans or other Pools formed to provide coverage for Automobile Physical Damage.

Section B:

It is agreed that business written by the Company for the same perils, which is known at the time to be insured by, or in excess of underlying amounts placed in the following Pools, Associations or Syndicates, whether by way of insurance or reinsurance, is excluded hereunder:

Industrial Risk Insurers,
Associated Factory Mutuals,
Improved Risk Mutuals,
Any Pool, Association or Syndicate formed for the purpose of writing
Oil, Gas or Petro-Chemical Plants and/or Oil or Gas Drilling Rigs,
United States Aircraft Insurance Group,
Canadian Aircraft Insurance Group,
Associated Aviation Underwriters,
American Aviation Underwriters.

Section B does not apply:

(a)	Where the Total Insured Value over all interests of the risk in question is less than $250,000,000.

(b)	To interests traditionally underwritten as Inland Marine or stock and/or contents written on a blanket basis.

(c)

To Contingent Business Interruption, except when the Company is aware that the key location is known at the time to be insured in any Pool, Association or Syndicate named above, other than as provided for under Section B(a).

(d)	To risks as follows:

Offices, Hotels, Apartments, Hospitals, Educational Establishments, Public Utilities (other than railroad schedules) and builder’s risks on the classes of risks specified in this subsection (d) only.

Where this clause attaches to Catastrophe Excesses, the following Section C is added:

Section C:

Nevertheless the Reinsurer specifically agrees that liability accruing to the Company from its participation in residual market mechanisms including but not limited to:

(1)	The following so-called “Coastal Pools”:

Alabama Insurance Underwriting Association
Louisiana Citizens Property Insurance Corporation
Mississippi Windstorm Underwriting Association
North Carolina Insurance Underwriting Association
South Carolina Windstorm and Hail Underwriting Association
Texas Windstorm Insurance Association

AND

(2)	All “Fair Plan” and “Rural Risk Plan” business

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AND

(3)	Citizens Property Insurance Corporation (“CPIC”) and the California Earthquake Authority (“CEA”)

for all perils otherwise protected hereunder shall not be excluded, except, however, that this reinsurance does not include any increase in such liability resulting from:

(i)	The inability of any other participant in such “Coastal Pool” and/or “Fair Plan” and/or “Rural Risk Plan” and/or Residual Market Mechanisms to meet its liability.

(ii)

Any claim against such “Coastal Pool” and/or “Fair Plan” and/or “Rural Risk Plan” and/or Residual Market Mechanisms, or any participant therein, including the Company, whether by way of subrogation or otherwise, brought by or on behalf of any insolvency fund (as defined in the Insolvency Fund Exclusion Clause incorporated in this Contract).

Section D:

(1)

Notwithstanding Section C above, in respect of the CEA, where an assessment is made against the Company by the CEA, the Company may include in its Ultimate Net Loss only that assessment directly attributable to each separate loss occurrence covered hereunder. The Company’s initial capital contribution to the CEA shall not be included in the Ultimate Net Loss.

(2)

Notwithstanding Section C above, in respect of CPIC, where an assessment is made against the Company by CPIC, the maximum loss that the Company may include in the Ultimate Net Loss in respect of any loss occurrence hereunder shall not exceed the lesser of:

(a) The Company’s assessment from CPIC for the accounting year in which the loss occurrence commenced, or

(b) The product of the following:

(i) The Company’s percentage participation in CPIC for the accounting year in which the loss occurrence commenced; and

(ii) CPIC’s total losses in such loss occurrence.

Any assessments for accounting years subsequent to that in which the loss occurrence commenced may not be included in the Ultimate Net Loss hereunder. Moreover, notwithstanding Section C above, in respect of CPIC, the Ultimate Net Loss hereunder shall not include any monies expended to purchase or retire bonds as a consequence of being a member of CPIC. For the purposes of this Contract, the Company may not include in the Ultimate Net Loss any assessment or any percentage assessment levied by CPIC to meet the obligations of an insolvent insurer member or other party, or to meet any obligations arising from the deferment by CPIC of the collection of monies.

NOTES:	Wherever used herein the terms:

	“Company”	shall be understood to mean “Company,” “Reinsured,” “Reassured” or whatever other term is used in the attached reinsurance document to designate the reinsured company or companies.

	“Agreement”	shall be understood to mean “Agreement,” “Contract,” “Policy” or whatever other term is used to designate the attached reinsurance document.

	“Reinsurers”	shall be understood to mean “Reinsurers,” “Underwriters” or whatever other term is used in the attached reinsurance document to designate the reinsurer or reinsurers.

BENFIELD

Pollution and Seepage Exclusion Clause

This Contract excludes loss and/or damage and/or costs and/or expenses arising from seepage and/or pollution and/or contamination, other than contamination from smoke. Nevertheless, this exclusion does not preclude payment of the cost of removing debris of property damaged by a loss otherwise covered hereunder, subject always to a limit of 25% of the Company’s property loss under the applicable original policy.

BRMA 39A

Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (U.S.A.)

1.

This Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2.

Without in any way restricting the operation of paragraph (1) of this Clause, this Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

	I.	Nuclear reactor power plants including all auxiliary property on the site, or
	II.	Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and “critical facilities” as such, or
III.

Installations for fabricating complete fuel elements or for processing substantial quantities of “special nuclear material,” and for reprocessing, salvaging, chemically separating, storing or disposing of “spent” nuclear fuel or waste materials, or

	IV.	Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.
3.

Without in any way restricting the operations of paragraphs (1) and (2) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate

	(a)	where Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or
(b)

where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However on and after 1st January 1960 this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

4.

Without in any way restricting the operations of paragraphs (1), (2) and (3) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5.	It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.
6.	The term “special nuclear material” shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.
7.	Reassured to be sole judge of what constitutes:
	(a)	substantial quantities, and
	(b)	the extent of installation, plant or site.
Note.-Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that
(a)

all policies issued by the Reassured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

(b)

with respect to any risk located in Canada policies issued by the Reassured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

12/12/57
N.M.A. 1119
BRMA 35B

Nuclear Incident Exclusion Clause - Liability - Reinsurance (U.S.A.)

(Approved by Lloyd’s Underwriters’ Fire and Non-Marine Association)

(1)

This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

(2)

Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II of this paragraph (2) from the time specified in Clause III in this paragraph (2) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

Limited Exclusion Provision.*

	I.	It is agreed that the policy does not apply under any liability coverage, to
(injury, sickness, disease, death or destruction
(bodily injury or property damage

with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

II.

Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

	III.	The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either
		(a)	become effective on or after 1st May, 1960, or
		(b)	become effective before that date and contain the Limited Exclusion Provision set out above;

provided this paragraph (2) shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

(3)

Except for those classes of policies specified in Clause II of paragraph (2) and without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:

Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)

shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph (3), the following provision (specified as the Broad Exclusion Provision):

Broad Exclusion Provision.*

It is agreed that the policy does not apply:

	I.	Under any Liability Coverage to
(injury, sickness, disease, death or destruction
(bodily injury or property damage
(a)

with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

(b)

resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

II	.Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to
(immediate medical or surgical relief
(first aid,
to expenses incurred with respect to
(bodily injury, sickness, disease or death
(bodily injury
resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.
III.	Under any Liability Coverage to
(injury, sickness, disease, death or destruction
(bodily injury or property damage
resulting from the hazardous properties of nuclear material, if
	(a)	the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;
	(b)	the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or
	(c)	the
(injury, sickness, disease, death or destruction
(bodily injury or property damage

arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories, or possessions or Canada, this exclusion (c) applies only to

(injury to or destruction of property at such nuclear facility
(property damage to such nuclear facility and any property thereat.
IV.	As used in this endorsement:

“hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or byproduct material; “source material”, “special nuclear material”, and “byproduct material” have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing byproduct material and (2) resulting from the operation by any person or organization of any nuclear facility included within the definition of nuclear facility under paragraph (a) or (b) thereof; “nuclear facility” means

	(a)	any nuclear reactor,
	(b)	any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling processing or packaging waste,
(c)

any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

(d)

any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste, and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;

(With respect to injury to or destruction of property, the word “injury” or “destruction,”
(“property damage” includes all forms of radioactive contamination of property,
(includes all forms of radioactive contamination of property.
V.

The inception dates and thereafter of all original policies affording coverages specified in this paragraph (3), whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph (3) shall not be applicable to

(i) Garage and Automobile Policies issued by the Reassured on New York risks, or
(ii)

statutory liability insurance required under Chapter 90, General Laws of Massachusetts, until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.

(4)

Without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that paragraphs (2) and (3) above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters’ Association or the Independent Insurance Conference of Canada.

*NOTE.

The words printed in italics in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.

21/9/67

N.M.A. 1590

Interests and Liabilities Agreement

of

Everest Reinsurance Company
A Delaware Corporation
(hereinafter referred to as the “Subscribing Reinsurer”)

with respect to the

Multiple Line Quota Share
Reimbursement Contract
Effective: June 1, 2008

Issued to and duly executed by

Universal Property and Casualty Insurance Company
Fort Lauderdale, Florida

The Subscribing Reinsurer hereby accepts a 60% share in the interests and liabilities of the “Reinsurer” as set forth in the attached Contract captioned above.

This Agreement shall become effective at 12:01 a.m., Eastern Daylight Time, June 1, 2008, and shall remain in force until terminated in accordance with the provisions of the attached Contract.

The Subscribing Reinsurer’s share in the attached Contract shall be separate and apart from the shares of the other reinsurers, and shall not be joint with the shares of the other reinsurers, it being understood that the Subscribing Reinsurer shall in no event participate in the interests and liabilities of the other reinsurers.

In Witness Whereof, the Subscribing Reinsurer by its duly authorized representative has executed this Agreement as of the date undermentioned at:

Liberty Corner, New Jersey, this 5th day of June in the year 2008.

Everest Reinsurance Company

BENFIELD